                                                         EXHIBIT 1.A(5)(a)

                     [LETTERHEAD OF METLIFE APPEARS HERE]

     Metropolitan Life Insurance Company will pay the amount of Insurance and provide the other benefits of this policy according to its provisions.



     /s/ Nicholas D. Latrenta              /s/ Robert G. Schwartz
         Nicholas D. Latrenta                  Robert G. Schwartz
         Vice President and Secretary          Chairman of the Board, President
                                               and Chief Executive Officer

     Insured                                      JOHN A. DOE

     Specified Face Amount
     of Insurance                                 $100,000 AS OF DATE OF POLICY


     Policy Number                                SPECIMEN

     Plan                                         FLEXIBLE PREMIUM VARIABLE LIFE


     FLEXIBLE PREMIUM VARIABLE LIFE INSURANCE POLICY

     Life insurance payable if the insured dies before the Final Date of Policy.

     Cash Value, if any, less any policy loan and loan interest, payable on the Final Date.

     Adjustable death benefit.

     Premiums payable while the insured is alive and before the Final Date of Policy.

     Premiums must be sufficient to keep the policy in force.

     Not eligible for dividends.

THE CASH VALUE IN EACH INVESTMENT DIVISION OF THE SEPARATE ACCOUNT IS BASED ON THE INVESTMENT EXPERIENCE OF THAT INVESTMENT DIVISION AND MAY INCREASE OR DECREASE DAILY. IT IS NOT GUARANTEED AS TO DOLLAR AMOUNT. SEE THE SEPARATE ACCOUNT PROVISION ON PAGE 9.

THE CASH VALUE IN THE FIXED ACCOUNT WILL BE CREDITED WITH INTEREST AT A GUARANTEED RATE SHOWN ON PAGE 3.1. WE MAY CREDIT ADDITIONAL INTEREST IN EXCESS OF THE GUARANTEED RATE. SEE THE FIXED ACCOUNT PROVISION ON PAGE 8.

THE AMOUNT OR THE DURATION OF THE DEATH BENEFIT, OR BOTH, MAY BE VARIABLE OR FIXED AS DESCRIBED IN THIS POLICY.

RIGHT TO EXAMINE POLICY--PLEASE READ THIS POLICY. YOU MAY RETURN IT TO US OR TO THE REPRESENTATIVE THROUGH WHOM YOU BOUGHT IT AT ANY TIME BEFORE THE LATER OF THE DATE WE RECEIVE YOUR SIGNED DELIVERY RECEIPT, AND 10 DAYS FROM THE DATE THE POLICY WAS DELIVERED TO YOU. IF YOU RETURN THIS POLICY WITHIN THIS PERIOD, THE POLICY WILL BE VOID FROM THE BEGINNING. WE WILL REFUND ANY PREMIUM PAID. DURING THAT PERIOD, THE NET PREMIUM PAYMENTS ALLOCATED TO THE SEPARATE ACCOUNT WILL BE INVESTED IN THE MONEY MARKET PORTFOLIO. AT THE END OF THAT PERIOD, THE NET PREMIUM WILL BE INVESTED IN THE SEPARATE ACCOUNT AS DESIGNATED.

See Table of Contents and Company address on back cover.

READ THIS POLICY CAREFULLY. This policy is a legal contract between the policy owner and Metropolitan Life Insurance Company.

7FV-93

                             POLICY SPECIFICATIONS


     DATE OF POLICY.........................  FEBRUARY 1, 1993

     INSURED'S AGE AND SEX..................  35 MALE

     FINAL DATE OF POLICY...................  POLICY ANNIVERSARY AT AGE 95

     DEATH BENEFIT..........................  OPTION A (SEE PAGE 7)

     OWNER..................................  SEE APPLICATION

     BENEFICIARY AND
     CONTINGENT BENEFICIARY.................  SEE APPLICATION

     POLICY CLASSIFICATION..................  STANDARD

                               INSURED

                             JOHN A. DOE

SPECIFIED
FACE AMOUNT
OF INSURANCE... $100,000 AS OF DATE OF POLICY         SPECIMEN ... POLICY NUMBER

PLAN........ FLEXIBLE PREMIUM VARIABLE LIFE

THIS POLICY PROVIDES LIFE INSURANCE COVERAGE UNTIL THE FINAL DATE IF SUFFICIENT PREMIUMS ARE PAID. THE PLANNED PREMIUM SHOWN BELOW MAY NEED TO BE INCREASED TO KEEP THIS POLICY AND COVERAGE IN FORCE.

          PLANNED PREMIUM OF    $1,500 -- PAYABLE ANNUALLY

(TOTAL PREMIUM FOR LIFE INSURANCE BENEFIT, ANY SUPPLEMENTAL RATING AND ANY ADDITIONAL BENEFITS LISTED BELOW.)

                              ADDITIONAL BENEFITS

                                       3
7FV-93

GUARANTEED INTEREST RATE FOR FIXED ACCOUNTS........................  4.0% A YEAR
                                                                 .32737% A MONTH
                                                                   .01075% A DAY

EXPENSES:
---------

     EXPENSE CHARGE..............  NOT MORE THAN 5.5% OF GROSS PREMIUMS RECEIVED
                                                        UP TO THE TARGET PREMIUM
                                                              IN ANY POLICY YEAR
                                                 4.5% OF GROSS PREMIUMS RECEIVED
                                                         OVER THE TARGET PREMIUM
                                                              IN ANY POLICY YEAR

                                                      TARGET PREMIUM:  $X,XXX.XX

     MAXIMUM UNDERWRITING CHARGE FOR
     INCREASES IN SPECIFIED FACE AMOUNT..........................  $3.00/$1,000.

     MAXIMUM MORTALITY AND EXPENSE RISK CHARGE....................  0.90% A YEAR
                                                                  .002454% A DAY
                                                                      APPLIED TO
                                                     A PORTION OF THE CASH VALUE
                                                                        EQUAL TO
                                          THE CASH VALUE IN THE SEPARATE ACCOUNT

                                      3.1
7FV-93

      TABLE OF GUARANTEED MAXIMUM RATES FOR EACH $1,000 OF TERM INSURANCE
              (SEE "COST OF TERM INSURANCE" PROVISION ON PAGE 8).

----------------------------------------------------------------------------------------------
                     Monthly Rate*                                    Monthly
Rate*
           -----------------------------------            -----------------------------------
     Age       Male              Female             Age        Male             Female
----------------------------------------------------------------------------------------------
     20           .158               .088           58            1.189              .728
     21           .158               .090           59            1.294              .770
     22           .157               .092           60            1.411              .820
     23           .153               .093           61            1.543              .883
     24           .150               .096           62            1.692              .963
     25           .146               .098           63            1.860             1.059
     26           .143               .100           64            2.045             1.167
     27           .143               .103           65            2.246             1.283
     28           .142               .107           66            2.461             1.403
     29           .143               .110           67            2.689             1.524
     30           .146               .114           68            2.934             1.647
     31           .150               .118           69            3.207             1.787
     32           .156               .123           70            3.515             1.951
     33           .163               .128           71            3.867             2.153
     34           .171               .134           72            4.272             2.404
     35           .181               .142           73            4.733             2.706
     36           .194               .152           74            5.240             3.055
     37           .208               .163           75            5.785             3.445
     38           .224               .178           76            6.359             3.869
     39           .242               .194           77            6.958             4.325
     40           .263               .211           78            7.585             4.819
     41           .285               .229           79            8.262             5.370
     42           .310               .249           80            9.012             6.000
     43           .336               .267           81            9.858             6.729
     44           .365               .287           82           10.822             7.579
     45           .395               .307           83           11.902             8.549
     46           .428               .327           84           13.077             9.629
     47           .462               .350           85           14.325            10.811
     48           .499               .374           86           15.626            12.091
     49           .540               .400           87           16.976            13.469
     50           .585               .429           88           18.375            14.952
     51           .638               .459           89           19.834            16.556
     52           .697               .495           90           21.379            18.306
     53           .764               .533           91           23.052            20.250
     54           .838               .573           92           24.937            22.470
     55           .918               .613           93           27.244            25.155
     56          1.003               .652           94           30.445            28.736
     57          1.093               .690

----------------------------------------------------------------------------------------------

* If there is a supplemental rating for the life insurance benefit, as shown on page 3, the monthly deduction for such supplemental rating must be added to the monthly rate determined from this table.

                                       4
7FV-93

          DESCRIPTION OF INVESTMENT DIVISIONS IN THE SEPARATE ACCOUNT

THE ASSETS IN EACH INVESTMENT DIVISION OF METROPOLITAN LIFE SEPARATE ACCOUNT UL (SEPARATE ACCOUNT) ARE INVESTED IN SHARES OF A DESIGNATED INVESTMENT COMPANY PORTFOLIO. EACH PORTFOLIO REPRESENTS A DIFFERENT CLASS (OR SERIES) OF SHARES ISSUED BY METROPOLITAN SERIES FUND, INC.

DIVISION 1 --  GROWTH PORTFOLIO--The investment objective of this portfolio is to achieve long-term growth of capital and income, and moderate current income, by investing primarily in common stocks that are believed to be of good quality or to have good growth potential or which are considered to be undervalued based on historical investment standards.

DIVISION 2 --  INCOME PORTFOLIO--The investment objective of this portfolio is to achieve the highest possible total return, by combining current income with capital gains, consistent with prudent investment risk and the preservation of capital, by investing primarily in fixed-income, high-quality debt securities.

DIVISION 3 --  MONEY MARKET PORTFOLIO--The investment objective of this portfolio is to achieve the highest possible current income consistent with the preservation of capital and maintenance of liquidity, by investing primarily in short-term money market instruments.

DIVISION 4 --  DIVERSIFIED PORTFOLIO--The investment objective of this portfolio is to achieve a high total return while attempting to limit investment risk and preserve capital by investing in equity securities, fixed-income debt securities, or short-term money market instruments, or any combination thereof, at the discretion of State Street Research.

DIVISION 5 --  AGGRESSIVE GROWTH PORTFOLIO--The investment objective of this portfolio is to achieve maximum capital appreciation by investing primarily in common stocks (and equity and debt securities convertible into or carrying the right to acquire common stocks) of emerging growth companies, undervalued securities or special situations.

DIVISION 6 --  INTERNATIONAL STOCK PORTFOLIO--The investment objective of this portfolio is to achieve long-term growth of capital by investing primarily in common stocks and equity-related securities of non-United States companies.

DIVISION 7 --  STOCK INDEX PORTFOLIO--The investment objective of this portfolio is to equal the performance of the Standard & Poor's 500 Composite Stock Price Index (adjusted to assume reinvestment of dividends) by investing in the common stock of companies which are included in the index.

INVESTMENT RETURNS WILL REFLECT FLUCTUATIONS IN THE MARKET VALUE OF SECURITIES. PLEASE REFER TO THE CURRENT PROSPECTUS FOR METROPOLITAN SERIES FUND, INC. FOR A COMPLETE DESCRIPTION OF THE FUND AND THE CURRENTLY AVAILABLE DESIGNATED PORTFOLIOS.

                                       5
7FV-93

                                  DEFINITIONS

          This policy provides life insurance through flexible premium payments. Net premiums are credited at your option to either a fixed interest account ("Fixed Account") or a multifunded separate account ("Separate Account"), or both. Interest will be credited to the Cash Value in the Fixed Account. The Cash Value in the Separate Account will vary with investment experience. The cost of insurance and other charges will be deducted each month proportionately from the Fixed Account and the Separate Account.

          "You" and "your" refer to the owner of this policy.

          "We", "us" and "our" refer to Metropolitan Life Insurance Company.

          The "Insured" named on page 3 is the person at whose death the insurance proceeds will be payable.

          The "Specified Face Amount of Insurance" as of the Date of Policy is shown on page 3. A new page 3 will be issued to show any change in the Specified Face Amount of Insurance that has occurred at your request.

          The "Date of Policy" is shown on page 3.

          The "Final Date of Policy" is the policy anniversary on which the insured is age 95. If the insured is then living and you do not ask us to continue this policy, we will pay you the Cash Surrender Value at the Final Date.

          Policy years and months are measured from the Date of Policy. For example, if the Date of Policy is May 5, 1993, the first policy month ends June 4, 1993 and the first policy year ends May 4, 1994. Similarly, the first monthly anniversary is June 5, 1993, and the first policy anniversary is May 5, 1994.

          The "Designated Office" is our Executive Office at One Madison Avenue, New York, N.Y. 10010. We may, by written notice, name other offices within the United States to serve as Designated Offices.

          The "Investment Start Date" is the date the first premium is applied to the Fixed Account and/or Separate Account. It is the later of: (1) the Date of Policy; and (2) the date we receive the first premium at our Designated Office.

          "Issue Age" is the age of the insured shown on page 3.

          "Fixed Account" is the account under the policy to which we will add the payments that you allocate to the Fixed Account. The Fixed Account is part of our general account.

          "Separate Account" is Metropolitan Life Separate Account UL, the account under this policy to which we will add the payments that you allocate to any of the Investment Divisions in the Separate Account.

          "Policy Loan Account" is the account to which we will transfer the amount of any policy loan from the Fixed and Separate Accounts.

          "Cash Value" is the sum of (a) the value in the Fixed Account; (b) the value in each investment division of the Separate Account; and (c) the value in the Policy Loan Account.

          "Cash Surrender Value" is the Cash Value less any policy loan and loan interest.

          The "Adjusted Premiums" are added to the Specified Face Amount of Insurance to compute the Option C Death Benefit. The Adjusted Premiums are initially equal to zero and are increased by premiums and decreased by withdrawals, as they occur. The Adjusted Premiums will never be less than zero.

          To make this policy clear and easy to read, we have left out many cross-references and conditional statements. Therefore, the provisions of the policy must be read as a whole. For example, our payment of the insurance proceeds (see page 7) depends upon the payment of sufficient premiums (see page 14).

          To exercise your rights, you should follow the procedures stated in the policy. If you want to request a payment, change the allocations of net premiums and/or Cash Value, adjust the death benefit, change a beneficiary, change an address or request any other action by us, you should do so on the forms prepared for each purpose. You can get these forms from our Designated Office.

                                       6
7FV-93

                           PAYMENT WHEN INSURED DIES

INSURANCE      If the insured dies before the Final Date of Policy, and while
PROCEEDS       the policy is in force, an amount of money, called the insurance proceeds, will be paid to the beneficiary. The insurance proceeds are the sum of:

                    * The death benefit described below

                           PLUS

                    * Any insurance on the insured's life that may be provided by riders to this policy

                           MINUS

                    * Any policy loan and loan interest

                           MINUS

                    * Any due and unpaid monthly deductions accruing during a
                      grace period.

               We will pay the insurance proceeds to the beneficiary after we receive proof of death and a proper written claim.

DEATH BENEFIT  The death benefit under this policy will be either 1, 2 or 3 below, whichever is chosen and is in effect at the time of death, but in no event less than the minimum death benefit.

               1. OPTION A:     The Specified Face Amount of Insurance.

               2. OPTION B:     The Specified Face Amount of Insurance

                                     PLUS

                                The Cash Value on the date of death.

               3. OPTION C:     The Specified Face Amount of Insurance

                                     PLUS

                                The Adjusted Premiums.

               See the Full and Partial Cash Withdrawal provision for the effect of a partial withdrawal on the Death Benefit.

MINIMUM DEATH  In no event will the death benefit be less than the amounts
BENEFIT        described below:

                                               Minimum Death Benefit
                      Age on Date              as a Percentage of the
                       of Death                      Cash Value
                      40 or younger                      250%
                          41-45                        243-215
                          46-50                        209-185
                          51-55                        178-150
                          56-60                        146-130
                          61-65                        128-120
                          66-70                        119-115
                          71-75                        113-105
                          76-90                          105
                          91-95                        104-100
                      96 and over                        100

               The minimum death benefit percentage will decrease uniformly within the age ranges shown.

DEATH BENEFIT  At any time after the first policy year, while this policy is in
ADJUSTMENT     force, you may change the death benefit option or change (either increase or decrease) the Specified Face Amount of Insurance, subject to the following:

                                       7
7FV-93

               1. In the event of a change in the death benefit option, we will change the Specified Face Amount of Insurance as needed.

               2. The Specified Face Amount of Insurance may not be reduced to less than the $100,000 during the first 5 policy years or to less than $50,000 after the 5th policy year.

               3. For any change which would increase the death benefit, we may require evidence satisfactory to us of insurability of the insured. Any increased death benefit may be subject to the underwriting charge shown on page 3.1. This charge is included in the monthly deduction which coincides with or next follows the date the increase takes effect.

               4. No change in the death benefit will take effect unless the Cash Surrender Value after the change is sufficient to keep this policy in force for at least 2 months. Subject to this condition, a request for a change in the death benefit will take effect on the monthly anniversary which coincides with or next follows: (a) if evidence of insurability is required, the date we approve the request; or, (b) if not, the date of the request.

               5. We will issue a new page 3 for this policy showing the change. We may require that you send us this policy to make the change.


                               MONTHLY DEDUCTION

               The deduction for any policy month is the sum of the following amounts, determined on each monthly anniversary:

               *  The monthly cost of term insurance;
               *  The monthly mortality and expense risk charges;
               *  The monthly cost of any benefits provided by rider;
               * For any month in which your request results in an increase in the Specified Face Amount, the underwriting charge, as shown on page 3.1.

               The monthly deduction (excluding the monthly mortality and expense risk charges) will be charged proportionately to the Fixed Account and each Investment Division of the Separate Account. The monthly mortality and expense risk charges will be charged proportionately to values in each Investment Division of the Separate Account.

COST OF TERM   Under all death benefit options, the amount of the term insurance
INSURANCE      for any policy month is equal to:

               * The death benefit divided by one plus the monthly guaranteed interest rate shown on page 3.1;

                          MINUS

               *  The Cash Value.

               The Cash Value used in this calculation is the Cash Value before the deduction for the monthly cost of term insurance and for any disability waiver benefit, but after the deduction for riders and any other charges.

               The cost of term insurance for any policy month is equal to the amount of term insurance multiplied by the monthly term insurance rate. After the Final Date the cost of term insurance is zero. Monthly term insurance rates will be set by us from time to time, based on the insured's age, sex, and underwriting class. But these rates will never be more than the maximum rates shown in the table on page 4. Any changes in mortality charges will not recoup past losses. Any adjustment in policy cost factors will be by class and based on changes in such factors as mortality, persistency and expenses.

                                       8
7FV-93

                                 FIXED ACCOUNT

VALUE The value of the Fixed Account on the Investment Start Date is equal to:

               1. The portion of the initial net premium which has been paid and allocated to the Fixed Account;

                         MINUS

               2. The portion of any monthly deductions charged to the Fixed Account.

               The value of the Fixed Account on any day after the Investment Start date is equal to:

               1. The value on the preceding day, with interest on such values at the current applicable rates;

                         PLUS

               2. Any portion of net premium paid and allocated to the Fixed Account on that day;

                         PLUS

               3.  Any amount transferred to the Fixed Account on that day;

                         MINUS

               4.  Any amount transferred from the Fixed Account on that day;

                         MINUS

               5.  Any cash withdrawal made from the Fixed Account on that day;

                         MINUS

               6. The portion of any transfer charge allocated to the value of the Fixed Account;

                         MINUS, IF THAT DAY IS A MONTHLY ANNIVERSARY,

               7. The portion of the monthly deduction which is charged to the Fixed Account, to cover the policy month which starts on that day.

INTEREST       The guaranteed interest rate for the Fixed Account is shown on
RATE           page 3.1.

               We may declare rates of interest in excess of the guaranteed rate on amounts in the Fixed Account at any time, subject to the following conditions: the rate of excess interest on any net premiums paid during a month of the year will not change until the first day of the same month in the following year. We also may credit different rates of excess interest to premium payments made in different months of the year and different rates of excess interest at the end of each twelve-month period for Cash Value related to premiums received in a given month of each prior year. Transfers made into the Fixed Account will be treated as new premium payments for these purposes.

               We will credit the guaranteed and any excess interest on every Valuation Date. Once credited, that interest will be guaranteed and will become part of the value in the Fixed Account from which monthly deductions are made. The monthly deduction will be charged against the most recent premium paid (and transfers made) and interest credited.

                                       9
7FV-93

                                SEPARATE ACCOUNT

               Separate Account UL is an investment account established and maintained by us, separate from our general account or other separate investment accounts. It is used for flexible premium variable life insurance policies, and if permitted by law, may be used by other policies or contracts as well.

               We own the assets in the Separate Account. Assets equal to the reserves and other liabilities of the Separate Account will not be charged with liabilities that arise from any other business we conduct. We may from time to time transfer to our general account assets in excess of such reserves and liabilities.

               Income and realized and unrealized gains or losses from assets in the Separate Account are credited to or charged against the Separate Account without regard to our other income, gains or losses.

               The Separate Account will be valued at the end of each Valuation Period.

               A "Valuation Date" is each day on which there is enough trading in a portfolio's securities that the current value of its shares could be materially affected. In general, Valuation Dates will be days when the New York Stock Exchange is open for trading. We reserve the right, on 30 days notice, to change the basis for such Valuation Date, as long as the basis is not inconsistent with applicable laws.

               A "Valuation Period" is the period between successive Valuation Dates starting at 4:00 P.M., New York City time, on each Valuation Date and ending at 4:00 P.M., New York City time, on the next Valuation Date. We reserve the right, on 30 days notice, to change the basis for such Valuation Period, as long as the basis is not inconsistent with applicable laws.

INVESTMENT     The "Investment Divisions" are part of the Separate Account. Each
DIVISIONS      division holds a separate class (or series) of stock of a
               designated investment company or companies. Each class of stock represents a separate portfolio in an investment company.

               The Investment Divisions available on the Date of Policy are described on page 5. We may from time to time make other Investment Divisions available to you. We will provide you with written notice of all material details including investment objectives and all charges.

OUR RIGHT      We reserve the right to make certain changes if, in our judgment,
TO MAKE        they would best serve the interests of the owners of policies
CHANGES        such as this one, or would be appropriate in carrying out the purposes of such policies. Any changes will be made only to the extent and in the manner permitted by applicable laws. Also, when required by law, we will obtain your approval of the changes and the approval of any appropriate regulatory authority.

               Example of the changes we may make include:

               * To operate the Separate Account in any form permitted under the Investment Company Act of 1940, or in any other form permitted by law.

               * To take any action necessary to comply with or obtain and continue any exemptions from the Investment Company Act of 1940.

               * To transfer any assets in an Investment Division to another Investment Division, or to one or more separate accounts, or to our general account, or add, combine, or remove Investment Divisions in the Separate Account.

               * To substitute, for the investment company shares held in any Investment Division, the shares of another class of the investment company or the shares of another investment company or any other investment permitted by law.

               * To change the way we assess charges, but without increasing the aggregate amount charged to the Fixed Account and any currently available investment division of the Separate Account or available portfolios of the fund.

                                       10
7FV-93

               * To make any other necessary technical changes in this policy in order to conform with any action this provision permits us to take.

               If any of these changes result in a material change in the underlying investments of an Investment Division in the Separate Account, we will notify you of such change. If you have funds allocated to that division, you may then make a new choice of Investment Divisions.

VALUE The value of the Separate Account is the sum of the Cash Values in each of the Investment Divisions.

               The value in each Investment Division of the Separate Account on the Investment Start Date is equal to:

               1. The portion of the initial net premium which has been paid and is allocated to the Investment Division:

                         MINUS

               2. The portion of any monthly deductions charged to the Investment Division.

               The Cash Value in the Investment Division on subsequent Valuation Dates is equal to:

               1. The Cash Value in the Investment Division on the preceding Valuation Date;

                         PLUS

               2. Any increase due to the investment result in the Investment Division of the Separate Account;

                         PLUS

               3. Any net premium payments received during the current Valuation Period which are allocated to the Investment Division;

                         PLUS

               4. Any net amounts transferred to the Investment Division during the current Valuation Period;

                         MINUS

               5. Any decrease due to the investment result in the Investment Division of the Separate Account;

                         MINUS

               6. Any amounts transferred from the Investment Division during the current Valuation Period;

                         MINUS

               7. Any cash withdrawal from the Investment Division during the current Valuation Period;

                         MINUS

               8. The portion of any transfer charge allocated to the value in the Investment Division;

                         MINUS, IF A MONTHLY ANNIVERSARY OCCURS DURING THE CURRENT VALUATION PERIOD,

               9. The portion of the monthly deduction charged to the Investment Division during the current Valuation Period to cover the policy month which starts on that day.

                                       11
7FV-93

                       OWNER'S RIGHT TO CHANGE ALLOCATION

               You can change the allocation of future net premiums among the Fixed Account and/or the Investment Divisions of the Separate Account. You must allocate at least 10% of net premiums to each alternative you choose. Percentages must be in whole numbers. (For example, 33 1/3% may not be chosen.) You must notify us in writing of a change in the allocation percentages. The change will take effect immediately upon receipt at our Designated Office.

               You may also change the allocation of the Cash Value. To do this, you may transfer amounts among the alternatives at any time. A transfer charge of $25 will be deducted from the Cash Value from which amounts are transferred proportionately among the Fixed Account and the Investment Divisions of the Separate Account when each transfer is effected. However, no charge will be assessed for transfers from policy loans and loan repayments. In addition, during the first 24 policy months, no charge will be assessed for a complete transfer of all amounts in the Investment Divisions of the Separate Account to the Fixed Account. Transfers must be in either dollar amounts or a percentage in whole numbers. The minimum amount that may be transferred is $50, or, if less, the entire value in an Investment Division of the Separate Account or the entire value in the Fixed Account. The maximum amount that may be transferred from the Fixed Account in any policy year is the greater of $50 or 25% of the largest amount in the Fixed Account over the last four policy years. The change will take effect on the date we receive written notice from you at our Designated Office.

EXCHANGE       During the first 24 months following the Date of Policy, the
PRIVILEGE      policy owner may transfer the entire amount in the Separate
               Account to the Fixed Account and allocate all future net premiums to the Fixed Account. This will serve as an exchange of the policy for the equivalent of a flexible premium fixed benefit life insurance policy. There will be no charge for this transfer.


                      PAYMENTS DURING INSURED'S LIFETIME

PAYMENT ON     If the insured is alive on the Final Date of Policy, and you do
FINAL DATE     not ask us in writing to continue the policy, we will pay you the
OF POLICY      Cash Surrender Value. Coverage under this policy will then end.

               You may ask us in writing to continue this policy after the Final Date. If you do, the death benefit will be equal to the Cash Value. The insurance proceeds will equal the death benefit minus any outstanding policy loan and loan interest.

FULL AND       We will pay you all or part of the Cash Surrender Value after we
PARTIAL CASH   receive your request at our Designated Office. The Cash Surrender
WITHDRAWAL     Value will be determined as of the date we receive your request.
               If you request and are paid the full Cash Surrender Value, this policy and all our obligations under it will end. We may require surrender of this policy before we pay you the full Cash
               Surrender Value.

               Each partial withdrawal of Cash Value must be at least $250. When a partial withdrawal is made, we will reduce the Cash Value by the amount of the partial withdrawal. The reduction in Cash Value will be allocated proportionately among the value of the Fixed Account and each Investment Division of the Separate Account.

               The maximum amount that may be withdrawn from the Fixed Account in any policy year is the greater of $50 or 25% of the largest amount in the Fixed Account over the last four policy years.

               If Option A is in effect, we will reduce the Specified Face Amount of Insurance by the amount of the partial withdrawal. If Option C is in effect, and a partial withdrawal results in the Adjusted Premiums becoming negative, the Adjusted Premiums will equal zero, and the Specified Face Amount of Insurance will be adjusted by this negative amount. A new page 3 will then be issued. We may require that you send us this policy to make this change. Partial cash withdrawals will not affect the Specified Face Amount of Insurance if Option B is in effect.

               If you request a partial withdrawal which would reduce the Cash Value to less than $500, we will treat it as a request for a full cash withdrawal.

                                       12
7FV-93

POLICY LOAN    You may also get cash from us by taking a policy loan. If there is an existing loan you can increase it. The maximum amount available for a new or increased loan will be the greater of the Cash Surrender Value less 2 monthly deductions or 75% of the Cash
               Surrender Value. The smallest amount you can borrow at any one time is $250. This loan will be allocated proportionately among the Fixed Account and the Investment Divisions of the Separate
               Account.

               When a loan is made, the Cash Value in each Investment Division of the Separate Account equal to the portion of the policy loan allocated to each Investment Division will be transferred to a Policy Loan Account within the general account. Cash Value in the Fixed Account equal to that portion of the policy loan allocated to that Account will also be transferred to the Policy Loan Account.

               Amounts in the Policy Loan Account will be credited with interest at a rate we set but never less than the guaranteed rate shown on page 3.1. Interest credited to the amounts in the Policy Loan Account will be allocated at least once a year among the Fixed Account and the Investment Divisions of the Separate Account in the same proportions as net premiums are then being allocated.

LOAN INTEREST  The rate of interest we set for a policy year may not be more than the higher of:

               (1) The Published Monthly Average for the calendar month ending 2 months before the start of the policy year; and

               (2)  The Guaranteed Interest Rate plus no more than 2.0%

               The Published Monthly Average means:

               (3) Moody's Corporate Bond Yield Average - Monthly Average Corporates, as published by Moody's Investor Service, Inc. or any successor to that service; or

               (4) If that average is no longer published, a substantially similar average, established by regulation issued by the insurance supervisory official of the state in which this policy is delivered.

               If the maximum limit for a policy year is at least 1/2% higher than the rate set for the prior policy year, we may increase the rate to no more than that limit. If the maximum limit for a policy year is at least 1/2% lower than the rate set for the prior policy year, we will reduce the rate to at least that limit.

               The loan interest rate will never be more than the maximum allowed by law and will not change more than once a year and any change will occur on the anniversary of the Date of Policy.

               We will notify you of the loan interest rate when you make a loan. We will also give you advance written notice of an increase in the loan interest rate of an outstanding loan.

               Interest is charged daily and is due at the end of each policy year. Interest not paid within 31 days after it is due will be added to the loan principal. It will be added as of the due date and will bear interest at the same rate as the rest of the loan. It will be deducted proportionately from the value of the Fixed Account and each Investment Division of the Separate Account and will be transferred to the Policy Loan Account. The amount transferred will be treated as an increased loan.

LOAN           You may repay all or part (but not less than $25.00) of a policy
REPAYMENT      loan at any time while the insured is alive and this policy is in force. If any payment you make to us is intended as a loan payment, rather than a premium payment, you must tell us this when you make the payment. Otherwise, it will be treated as a premium payment. Loan repayments will be allocated in the same manner as net premium payments, except any amount borrowed from the Fixed Account will be repaid to the Fixed Account first.

               Failure to repay a policy loan or to pay loan interest will not terminate this policy unless the Cash Surrender Value is insufficient to pay the monthly deduction due on a monthly anniversary. In that case, the Grace Period provision will apply (see page 14).

                                       13
7FV-93

DEFERMENT      We reserve the right to defer calculation and payment of benefits in the following circumstances.

               1. If your policy is in force with a Cash value in the Separate Account, it will generally not be practical for us to determine the investment experience of the Separate Account during any period when the New York Stock Exchange is closed for trading (except for customary weekend and holiday closings), or when the Securities and Exchange Commission restricts trading or determines that an emergency exists. In such a case and with respect to the Separate Account, we reserve the right to defer: (a) determination, application, or payment of a cash withdrawal value; (b) determination of policy loans except for a loan to pay a premium to us; (c) a change in the allocation among the Investment Divisions of the Separate Account; and (d) payment of the death benefit.

               2. If your policy is in force with a Cash Value in the Fixed Account, we may defer paying a cash withdrawal value from the Fixed Account for up to 6 months from the date we receive a request for payment. If we delay for 30 days or more, interest will be paid at a rate not less than the guaranteed rate shown on page 3.1 or at a rate required by law, if greater.

               3. We may delay making a loan from the Fixed Account, except for a loan to pay a premium to us, for up to 6 months from the date you request the loan.

                                   PREMIUMS

PREMIUM        Premiums are to be paid at our Designated Office. No insurance
PAYMENTS       will take effect before the first premium is paid. Other premiums may be paid at any time while the policy is in force and before the Final Date of Policy in any amount subject to the limits described below.

               We will send premium notices, if requested in writing, according to the planned premium shown on page 3. After the first, you may skip planned premium payments or change their frequency and amount if the Cash Surrender Value is large enough to keep your policy in force.

               The planned premium is your self-determined level amount premium planned to be paid at fixed intervals over a specified period of time. You are not required to follow this schedule after the first premium payment. Payment of the planned premium will not guarantee that this policy remains in force. Instead, the duration of the policy depends on the policy's Cash Value.

LIMITS The first premium may not be less than the planned premium shown on page 3. Each premium payment after the first must be at least $100.

               We may increase these minimum premium limits. No increase will take effect until 90 days after notice is sent.

               The total premium paid in a policy year may not exceed the maximum we set for that year. When we set the maximum for total premiums paid in a policy year, we will take account of requirements in federal legislation. We will return to you any premium paid in a policy year which exceeds the maximum.

GRACE PERIOD   If the Cash Surrender Value on any monthly anniversary is less than the monthly deduction for that month, there will be a grace period of 61 days after that anniversary to pay an amount that will cover two monthly deductions. We will send you a notice at the start of the grace period. We will also send a notice to any assignee on our records.

               If we do not receive a sufficient amount by the end of the grace period, your policy will end without value.

               If the insured dies during the grace period, we will pay the insurance proceeds minus any overdue monthly deduction.

                                       14
7FV-93

REINSTATEMENT  If the grace period has ended and you have not paid the required premium and have not surrendered your policy for its Cash Surrender Value, you may reinstate this policy while the insured is alive if you:

               1. Ask for reinstatement within 3 years after the end of the grace period;

               2.  Provide evidence of insurability satisfactory to us;

               3. Pay a sufficient amount to keep this policy in force for at least 2 months after the date of reinstatement.

               Any policy loan and interest due when the policy ends will be canceled. The effective date of the reinstated policy will be the date we approve the reinstatement application.

                           OWNERSHIP AND BENEFICIARY

OWNER As owner, you may exercise all rights under your policy while the insured is alive. You have the right to designate another entity to exercise your rights with our consent. You may name a contingent owner who would become the owner if you should die before the insured.

CHANGE OF      You may name a new owner at any time. If a new owner is named,
OWNERSHIP      any earlier choice of a contingent owner, beneficiary, contingent beneficiary or optional payment plan will be canceled, unless you specify otherwise.

BENEFICIARY    The beneficiary is the entity or entities and/or person or persons designated by the policy owner to receive insurance proceeds upon the death of the insured. You may name a contingent beneficiary to become the beneficiary if all the beneficiaries cease to exist while the insured is alive. If no beneficiary or contingent beneficiary exists when the insured dies, the owner
               (or the owner's estate, if applicable) will be the beneficiary.
               While the insured is alive, the owner may change any beneficiary or contingent beneficiary. If more than one beneficiary exists when the insured dies, we will pay them in equal shares, unless you have chosen otherwise.

HOW TO CHANGE  You may change the owner, contingent owner, beneficiary or
THE OWNER OR   contingent beneficiary of this policy by written notice or
THE            assignment of the policy. No change is binding on us until it is
BENEFICIARY    recorded at our Designated Office. Once recorded, the change binds us as of the date you signed it. The change will not apply to any payment made by us before we recorded your request. We may require that you send us this policy to make the change.

COLLATERAL     Your policy may be assigned as collateral. All rights under the
ASSIGNMENT     policy will be transferred to the extent of the assignee's interest. We are not bound by any assignment or release thereof unless and until it is in writing and is recorded at our Designated Office. We are not responsible for the validity of any assignment.

                                   EXCLUSION

SUICIDE The insurance proceeds will not be paid if the insured commits suicide, while sane or insane, within 2 years from the Date of Policy. Instead, we will pay the beneficiary an amount equal to all premiums paid, without interest, less any policy loan and loan interest and less any partial cash withdrawals. If the insured commits suicide, while sane or insane, more than 2 years after the Date of Policy but within 2 years from the effective date of any increase in the death benefit, our liability with respect to such increase will be limited to its cost.

                                       15
7FV-93

                              GENERAL PROVISIONS

THE CONTRACT      This policy includes any riders and, with the application
                  attached at issue, and any application added after issue, makes up the entire contract. All statements in the application will be representations and not warranties. No statement will be used to contest the policy unless it appears in the application.

LIMITATION ON     No representative or other person except our President, a
REPRESENTATIVE'S Vice-President, or the Secretary may (a) make or change any OR OTHER PERSON'S contract of insurance; or (b) make any binding promises about
AUTHORITY         benefits; or (c) change or waive any of the terms of this
                  policy. Any change or waiver is valid only if made in writing and signed by our President, Vice-President, or Secretary.



INCONTESTABILITY  We will not contest the validity of your policy after it has been in force during the insured's lifetime for 2 years from the Date of Policy. We will not contest the validity of any increase in the death benefit after such increase has been in force during the insured's lifetime for 2 years from its effective date.

AGE AND SEX       If the insured's age or sex on the Date of Policy is not
                  correct as shown on page 3, we will adjust the benefits under this policy. If the insured dies before a correction is made, the adjusted benefits will be the amounts bought by the monthly deduction just before the date of death, based on the correct age and sex. Otherwise we will recompute the value of the Cash Value by taking out the monthly cost of term insurance for the life of the policy, using the level of benefits bought by the monthly deduction just before we learned the correct age and sex.

NONPARTICIPATION  This policy is not eligible for dividends; it does not participate in any distribution of our surplus.

COMPUTATION       The Fixed Account Cash Value is computed using a guaranteed
OF VALUES         minimum interest rate shown on page 3.1. This value and the maximum term insurance rates shown on page 4 are based on the 1980 Commissioners Standard Ordinary Mortality (sex distinct)
                  Table.

                  For substandard policy classifications, these values and rates are based on a modified version of the 1980 CSO Mortality Table that reflects our mortality experience.

                  We have filed a detailed statement of the method of computation with the insurance supervisory official of the state in which this policy is delivered. The values under this policy are equal to or greater than those required by the law of that state.

ANNUAL REPORT     Each year we will send you a report showing the current death benefit, the Cash Value and any outstanding policy loans for this policy.

                  It will also show the amount and type of credits to and deductions from the Cash Value during the past policy year.

                  The report will also include any other information required by state laws and regulations.

ILLUSTRATION OF   At any time, we will provide an illustration of the future
FUTURE BENEFITS   benefits and values under your policy. You must ask in writing for this illustration. The first illustration in any policy year will be furnished free of charge. Any subsequent request in that policy year will be subject to a Service fee set by us.

                                       16
7FV-93

                              METHODS OF PAYMENT

                  Unless otherwise requested, we may pay the insurance proceeds when the insured dies, or the Cash Surrender Value on surrender or on the Final date of the policy, in one sum, or by placing the amount in an account that earns interest. The payee will have immediate access to all or part of the account. If requested, we will apply the amount under one or more of the following payment plans:

OPTION 1.         Interest Income -- The amount applied will earn interest which will be paid monthly. Withdrawals of at least $500 each may be made at any time by written request.

OPTION 2.         Installment Income for a Stated Period -- Monthly installment payments will be made so that the amount applied, with interest, will be paid over the period chosen (from 1 to 30 years).

OPTION 2A.        Installment Income of a Stated Amount -- Monthly installment payments of a chosen amount will be made until the entire amount applied, with interest, is paid.

OPTION 3.         Single Life Income -- Guaranteed Payment Period -- Monthly
                  payments will be made during the lifetime of the payee with a chosen guaranteed payment period of 10, 15, or 20 years.

OPTION 3A.        Single Life Income -- Guaranteed Return -- Monthly payments will be made during the lifetime of the payee. If the payee dies before the total amount applied under this plan has been paid, the remainder will be paid in one sum as a death benefit.

OPTION 4.         Joint and Survivor Life Income -- Monthly payments will be made jointly to two persons during their lifetime and will continue during the remaining lifetime of the survivor. A total payment period of 10 years is guaranteed.

OTHER FREQUENCIES Instead of monthly payments, you may choose to have payments
AND PLANS         made quarterly, semiannually or annually. Other payment plans may be arranged with us.

CHOICE OF PAYMENT A choice of a payment plan for insurance proceeds made by you
PLANS in writing and recorded by us while the insured is alive will take effect when the insured dies. All other choices of payment plans will take effect when recorded by us or later, if requested. When a payment plan starts, we will issue a contract which will describe the terms of the plan. We may require that you send us this policy. We may also require proof of the payee's age.

                  Payment plans may be chosen: (1) by you during the lifetime of the insured; or (2) by the beneficiary within one year after the insured died and before any payments have been made, if no choice was in effect on the date of death.

                  A choice of payment plan will not take effect unless each payment under the plan would be at least $50.

LIMITATIONS       If the payee is not a natural person, the choice of a payment plan will be subject to our approval. An assignment for a loan will modify a prior choice of payment plan. The amount due the assignee will be payable in one sum and the balance will be applied under the payment plan.

                  Payments may not be assigned and, to the extent permitted by law, will not be subject to the claims of creditors.

PAYMENT PLAN      Amounts applied under the interest income and installment
RATES             payment plans will earn interest at a rate we set from time to time.

                  Lifetime income plan payments will be based on a rate set by us and in effect on the date the insurance proceeds or cash value become payable.

                                       17
7FV-93

MINIMUM PAYMENTS UNDER PAYMENT PLANS -- Monthly payments under Options 2, 3, 3A and 4 for each $1,000 applied will not be less than the amounts shown in the following Tables.

--------------------------------------------------------------------------------
               OPTION 2. Installment Income for a Stated Period
                   Monthly Payments for each $1,000 Applied
--------------------------------------------------------------------------------

          Minimum Amount           Minimum Amount           Minimum Amount
Years     of Each Monthly  Years   of Each Monthly  Years   of Each Monthly
Chosen        Payment      Chosen      Payment      Chosen      Payment
--------------------------------------------------------------------------------
  1             $84.47       11            $8.86      21            $5.32
  2              42.86       12             8.24      22             5.15
  3              28.99       13             7.71      23             4.99
  4              22.06       14             7.26      24             4.84
  5              17.91       15             6.87      25             4.71

  6              15.14       16             6.53      26             4.59
  7              13.16       17             6.23      27             4.47
  8              11.68       18             5.96      28             4.37
  9              10.53       19             5.73      29             4.27
  10              9.61       20             5.51      30             4.18
--------------------------------------------------------------------------------

   To determine the minimum amount for quarterly payment, multiply the above monthly payment by 2.99; for semiannual by 5.96; and for annual by 11.84.
--------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------
              OPTION 3. Single Life Income --Guaranteed Payment Period        OPTION 3A.
           Minimum Amount of Each Monthly Payment for each $1,000 Applied     Single Life Income--
        --------------------------------------------------------------------  Guaranteed Return
                          Guaranteed Payment Period                           Minimum Amount of each
        --------------------------------------------------------------------  Monthly Payment for each $1,000
 Payee's                                                                      Applied
   Age             10 years              15 years            20 years
       ---------------------------------------------------------------------------------------------------------
                Male      Female      Male      Female    Male      Female        Male       Female
-----------------------------------------------------------------------------------------------------------------
    50        $4.29     $3.94      $4.23       $3.91    $4.15      $3.86        $4.11       $3.82
    55         4.72      4.29       4.62        4.23     4.47       4.15         4.47        4.11
    60         5.29      4.73       5.09        4.62     4.79       4.47         4.92        4.47
    65         6.02      5.29       5.60        5.09     5.09       4.81         5.48        4.93
    70         6.86      6.02       6.08        5.63     5.31       5.13         6.18        5.53
    75         7.71      6.92       6.46        6.16     5.44       5.36         7.05        6.32
    80         8.48      7.89       6.70        6.55     5.49       5.47         8.15        7.36
 85 and over   9.07      8.74       6.82        6.77     5.51       5.50         9.54        8.70
-----------------------------------------------------------------------------------------------------------------

                -----------------------------------------------------------------------------------------------
                             OPTION 4. Joint and Survivor Life Income -- Guaranteed Period of 10 years
                                  Minimum Amount of each Monthly Payment for each $1,000 Applied
                -----------------------------------------------------------------------------------------------
                                  Age of                  One Male and           Two            Two
                                Both Payees                One Female           Males         Females
                -----------------------------------------------------------------------------------------------
                                    50                        $3.64             $3.79          $3.54
                                    55                         3.93              4.11           3.80
                                    60                         4.30              4.55           4.13
                                    65                         4.80              5.13           4.57
                                    70                         5.47              5.90           5.17
                                    75                         6.33              6.80           6.00
                -----------------------------------------------------------------------------------------------

On request, we will provide additional information about amounts of minimum payments.

                                       18
7FV-93

                                     NOTICE

               When you write to us, please give us your name, address and policy number. Please notify us promptly of any changes. We will write to you at your last known address.

               Checks, drafts or money orders may be drawn to the order of Metropolitan Life (or "Met Life"). They are received subject to the condition that they may be handled for collection in accordance with the practice of the collecting bank or banks. If we do not receive the full amount of any check, draft or money order, it will not constitute payment. All payments are to be made in U.S. currency.

VOTING FOR     Our Board of Directors is elected by the Policyholders. For
DIRECTORS      details on how to vote, write to our Secretary.
                      Metropolitan Life Insurance Company
                      One Madison Avenue
                      New York, NY  10010-3690

Countersigned and Delivered ____________________ ____, By_______________________

                               TABLE OF CONTENTS

                                   Page                                Page                                          Page
POLICY SPECIFICATIONS             3,3.1      Exchange Privilege          12     EXCLUSION                              15
TABLE OF GUARANTEED                         PAYMENTS DURING INSURED'S            Suicide                               15
MAXIMUM INSURANCE RATES               4     LIFETIME                     12     GENERAL PROVISIONS                     16
DESCRIPTION OF INVESTMENT                    Payment on Final                    The Contract                          16
DIVISIONS IN THE SEPARATE ACCOUNT     5       Date of Policy             12      Limitations on
DEFINITIONS                           6      Full and Partial                     Representative's
Payment When Insured Dies             7       Cash Withdrawal            12       or Other Person's Authority          16
 Insurance Proceeds                   7      Policy Loan                 13      Incontestability                      16
 Death Benefit                        7      Loan Interest               13      Age and Sex                           16
 Minimum Death Benefit                7      Loan Repayment              13      Nonparticipation                      16
 Death Benefit Adjustment             7      Deferment                   14      Computation of Values                 16
MONTHLY DEDUCTION                     8     PREMIUMS                     14      Annual Report                         16
 Cost of Term Insurance               8      Premium Payments            14      Illustration of Future
FIXED ACCOUNT                         9      Limits                      14       Benefits                             16
 Value                                9      Grace Period                14     METHODS OF PAYMENT                     17
 Interest Rate                        9      Reinstatement               15      Options                               17
SEPARATE ACCOUNT                     10     OWNERSHIP AND BENEFICIARY    15      Other Frequencies
 Investment Divisions                10      Owner                       15       and Plans                            17
 Our Right to Make Changes           10      Change of Ownership         15      Choice of Payment Plans               17
 Value                               11      Beneficiary                 15      Limitations                           17
OWNER'S RIGHT TO                             How to Change the Owner             Payment Plan Rates                    17
CHANGE ALLOCATION                    12       or the Beneficiary         15      Minimum Payments under
                                             Collateral Assignment       15       Payment Plans                        18

                ----------------------------------------------
                   Page 2 has intentionally been left blank.
                ----------------------------------------------

              Any riders for additional benefits follow page 18.

FLEXIBLE-PREMIUM VARIABLE LIFE INSURANCE POLICY
Life Insurance payable if the insured dies before the Final Date of Policy.
Cash Value, if any, less any policy loan and loan interest, payable on the Final Date.

Adjustable death benefit.

Premiums payable while the insured is alive and before the Final Date of Policy. Premiums must be sufficient to keep the policy in force.

Not eligible for dividends.

7FV-93

                        [LOGO OF METLIFE APPEARS HERE]
     ---------------------------------------------------------------------------

                               METROPOLITAN LIFE
                               INSURANCE COMPANY

                A Mutual Company Incorporated in New York State
     ---------------------------------------------------------------------------
     Metropolitan Life Insurance Company will pay the amount of insurance and provide the other benefits of this policy according to its provisions.


     Insured

     Specified
     Face Amount
     of Insurance

     Policy Number

     Plan           FLEXIBLE PREMIUM VARIABLE LIFE

     FLEXIBLE PREMIUM VARIABLE LIFE INSURANCE POLICY

     Life insurance payable if the insured dies before the Final Date of Policy.

     Cash Value, if any, less any policy loan and loan interest, payable on the Final Date.

     Adjustable death benefit.

     Premiums payable while the insured is alive and before the Final Date of Policy.

     Premiums must be sufficient to keep the policy in force.

     Not eligible for dividends.

THE CASH VALUE IN EACH INVESTMENT DIVISION OF THE SEPARATE ACCOUNT IS BASED ON THE INVESTMENT EXPERIENCE OF THAT INVESTMENT DIVISION AND MAY INCREASE OR DECREASE DAILY. IT IS NOT GUARANTEED AS TO DOLLAR AMOUNT. SEE THE SEPARATE ACCOUNT PROVISION ON PAGE 10.

THE CASH VALUE IN THE FIXED ACCOUNT WILL BE CREDITED WITH INTEREST AT A GUARANTEED RATE SHOWN ON PAGE 3.1. WE MAY CREDIT ADDITIONAL INTEREST IN EXCESS OF THE GUARANTEED RATE. SEE THE FIXED ACCOUNT PROVISION ON PAGE 9.

THE AMOUNT OR THE DURATION OF THE DEATH BENEFIT, OR BOTH, MAY BE VARIABLE OR FIXED AS DESCRIBED IN THIS POLICY.

RIGHT TO EXAMINE POLICY--PLEASE READ THIS POLICY. YOU MAY RETURN IT TO US OR TO THE REPRESENTATIVE THROUGH WHOM YOU BOUGHT IT AT ANY TIME BEFORE THE LATER OF THE DATE WE RECEIVE YOUR SIGNED DELIVERY RECEIPT AND 10 DAYS FROM THE DATE THE POLICY WAS DELIVERED TO YOU. IF YOU RETURN THIS POLICY WITHIN THIS PERIOD, THE POLICY WILL BE VOID FROM THE BEGINNING. WE WILL REFUND ANY PREMIUM PAID. DURING THAT PERIOD, THE NET PREMIUM PAYMENTS ALLOCATED TO THE SEPARATE ACCOUNT WILL BE INVESTED IN THE MONEY MARKET PORTFOLIO. AT THE END OF THAT PERIOD, THE NET PREMIUM WILL BE INVESTED IN THE SEPARATE ACCOUNT AS DESIGNATED.

See Table of Contents and Company address on the back cover.

READ THIS POLICY CAREFULLY. This policy is a legal contract between the policy owner and Metropolitan Life Insurance Company.


7FV-93                                 1                                  AAA/W4

          DESCRIPTION OF INVESTMENT DIVISIONS IN THE SEPARATE ACCOUNT

THE ASSETS IN EACH INVESTMENT DIVISION OF METROPOLITAN LIFE SEPARATE ACCOUNT UL (SEPARATE ACCOUNT) ARE INVESTED IN SHARES OF A DESIGNATED INVESTMENT COMPANY PORTFOLIO. EACH PORTFOLIO REPRESENTS A DIFFERENT CLASS (OR SERIES) OF SHARES ISSUED BY METROPOLITAN SERIES FUND, INC.

DIVISION 1 -- GROWTH PORTFOLIO--The investment objective of this portfolio is to achieve long-term growth of capital and income, and moderate current income, by investing primarily in common stocks that are believed to be of good quality or to have good growth potential or which are considered to be undervalued based on historical investment standards.

DIVISION 2 -- INCOME PORTFOLIO--The investment objective of this portfolio is to achieve the highest possible total return, by combining current income with capital gains, consistent with prudent investment risk and the preservation of capital, by investing primarily in fixed-income, high-quality debt securities.

DIVISION 3 -- MONEY MARKET PORTFOLIO--The investment objective of this portfolio is to achieve the highest possible current income consistent with the preservation of capital and maintenance of liquidity, by investing primarily in short-term money market instruments.

DIVISION 4 -- DIVERSIFIED PORTFOLIO--The investment objective of this portfolio is to achieve a high total return while attempting to limit investment risk and preserve capital by investing in equity securities, fixed-income debt securities, or short-term money market instruments, or any combination thereof, at the discretion of State Street Research.

DIVISION 5 -- AGGRESSIVE GROWTH PORTFOLIO--The investment objective of this portfolio is to achieve maximum capital appreciation by investing primarily in common stocks (and equity and debt securities convertible into or carrying the right to acquire common stocks) of emerging growth companies, undervalued securities or special situations.

DIVISION 6 -- INTERNATIONAL STOCK PORTFOLIO--The investment objective of this portfolio is to achieve long-term growth of capital by investing primarily in common stocks and equity-related securities of non-United States companies.

DIVISION 7 -- STOCK INDEX PORTFOLIO--The investment objective of this portfolio is to equal the performance of the Standard and Poor's 500 Composite Stock Price Index (adjusted to assume reinvestment of the dividends) by investing in the common stock of companies which are included in the index.

INVESTMENT RETURNS WILL REFLECT FLUCTUATIONS IN THE MARKET VALUE OF SECURITIES. PLEASE REFER TO THE CURRENT PROSPECTUS FOR METROPOLITAN SERIES FUND, INC. FOR A COMPLETE DESCRIPTION OF THE FUND AND THE CURRENTLY AVAILABLE DESIGNATED PORTFOLIOS.

7FV-93                                 5                                  AAACW8

                                  DEFINITIONS

          This policy provides life insurance through flexible premium payments. Net premiums are credited at your option to either a fixed interest account ("Fixed Account") or a multifunded separate account ("Separate Account") or both. Interest will be credited to the Cash Value in the Fixed Account. The Cash Value in the Separate Account will vary with investment experience. The cost of insurance and other charges will be deducted each month proportionately from the Fixed Account and the Separate Account.

          "You" and "your" refer to the owner of this policy.

          "We", "us" and "our" refer to Metropolitan Life Insurance Company.

          The "insured" named on page 3 is the person at whose death the insurance proceeds will be payable.

          The "Specified Face Amount of Insurance" as of the Date of Policy is shown on page 3. A new page 3 will be issued to show any change in the Specified Face Amount of Insurance that has occurred at your request.

          The "Date of Policy" is shown on page 3.

          The "Final Date of Policy" is the policy anniversary on which the insured is age 95. If the insured is then living and you do not ask us to continue this policy, we will pay you the Cash Surrender Value at the Final Date.

          Policy years and months are measured from the Date of Policy. For example, if the Date of Policy is May 5, 1993, the first policy month ends June 4, 1993 and the first policy year ends May 4, 1994. Similarly, the first monthly anniversary is June 5, 1993, and the first policy anniversary is May 5, 1994.

          The "Designated Office" is our Executive Office at One Madison Avenue, New York, N.Y. 10010. We may, by written notice, name other offices within the United States to serve as Designated Offices.

          The "Investment Start Date" is the date the first premium is applied to the Fixed Account and/or Separate Account. It is the later of: (1) the Date of Policy; and (2) the date we receive the first premium at our Designated Office.

          "Issue Age" is the age of the insured shown on Page 3.

          "Fixed Account" is the account under the policy to which we will add the payments that you allocate to the Fixed Account. The Fixed Account is part of our general account.

          "Separate Account" is Metropolitan Life Separate Account UL, the account under this policy to which we will add the payments that you allocate to any of the Investment Divisions in the Separate Account.

          "Policy Loan Account" is the account to which we will transfer the amount of any policy loan from the Fixed and Separate Accounts.

          "Cash Value" is the sum of: (a) the value in the Fixed Account; (b) the value in each investment division of the Separate Account; and (c) the value in the Policy Loan Account.

          "Cash Surrender Value" is the Cash Value less any policy loan and loan interest.

          The "Adjusted Premiums" are added to the Specified Face Amount of Insurance to compute the Option C Death Benefit. The Adjusted Premiums are initially equal to zero and are increased by premiums and decreased by withdrawals, as they occur. The Adjusted Premiums will never be less than zero.

          To make this policy clear and easy to read, we have left out many cross-references and conditional statements. Therefore, the provisions of the policy must be read as a whole. For example, our payment of the insurance proceeds (see page 7) depends upon the payment of sufficient premiums (see page 14).

          To exercise your rights, you should follow the procedures stated in the policy. If you want to request a payment, change the allocations of net premiums and/or Cash Value, adjust the death benefit, change a beneficiary, change an address or request any other action by us, you should do so on the forms prepared for each purpose. You can get these forms from our Designated Office.

7FV-93                                 6                                  AAACW9

                           PAYMENT WHEN INSURED DIES

INSURANCE           If the insured dies before the Final Date of Policy, and
PROCEEDS            while the policy is in force, an amount of money, called the insurance proceeds, will be paid to the beneficiary. The insurance proceeds are the sum of:

                         * The death benefit described below

                           PLUS

                         * Any insurance on the insured's life that may be
                           provided by riders to this policy

                           MINUS

                         * Any policy loan and loan interest

                           MINUS

                         * Any due and unpaid monthly deductions accruing during
                           a grace period.

                    We will pay the insurance proceeds to the beneficiary after we receive proof of death and a proper written claim.

DEATH BENEFIT       The death benefit under this policy will be either 1, 2 or 3 below, whichever is chosen and is in effect at the time of death, but in no event less than the minimum death benefit.

                    1. OPTION A:   The Specified Face Amount of Insurance.

                    2. OPTION B:   The Specified Face Amount of Insurance

                                          PLUS

                                   The Cash Value on the date of death.

                    3. OPTION C:   The Specified Face Amount of Insurance.

                                          PLUS

                                   The Adjusted Premiums.

                    See the Full and Partial Cash Withdrawal provision for the effect of a partial withdrawal on the death benefit.

MINIMUM             In no event will the death benefit be less than the amounts
DEATH BENEFIT       described below:

                                               MINIMUM DEATH BENEFIT
                         AGE ON DATE           AS A PERCENTAGE OF THE
                         OF DEATH              CASH VALUE
                         40 or younger              250%
                         41-45                     243-215
                         46-50                     209-185
                         51-55                     178-150
                         56-60                     146-130
                         61-65                     128-120
                         66-70                     119-115
                         71-75                     113-105
                         76-90                       105
                         91-95                     104-100
                         96 and over                 100

                    The minimum death benefit percentage will decrease uniformly within the age ranges shown.

DEATH BENEFIT       At any time after the first policy year, while this policy
ADJUSTMENT          is in force, you may change the death benefit option or
                    change (either increase or decrease) the Specified Face
                    Amount of Insurance, subject to the following:

7FV-93                                 7                                 AAACXA

                    1. In the event of a change in the death benefit option, we will change the Specified Face Amount of Insurance as needed.

                    2. The Specified Face Amount of Insurance may not be reduced to less than the $100,000 during the first 5 policy years or to less than $50,000 after the 5th policy year.

                    3. For any change which would increase the death benefit, we may require evidence satisfactory to us of insurability of the insured. Any increased death benefit may be subject to the underwriting charge shown on page 3.1. This charge is included in the monthly deduction which coincides with or next follows the date the increase takes effect.

                    4. No change in the death benefit will take effect unless
                       the Cash Surrender Value after the change is sufficient to keep this policy in force for at least 2 months. Subject to this condition, a request for a change in the death benefit will take effect on the monthly anniversary which coincides with or next follows: (a) if evidence of insurability is required, the date we approve the request; or, (b) if not, the date of the request.

                    5. We will issue a new page 3 for this policy showing the
                       change. We may require that you send us this policy to make the change.

                               MONTHLY DEDUCTION

                    The deduction for any policy month is the sum of the following amounts, determined on each monthly anniversary:

                    *    The monthly cost of term insurance;

                    *    The monthly mortality and expense risk charges;

                    *    The monthly cost of any benefits provided by rider;

                    * For any month in which your request results in an increase in the Specified Face Amount, the underwriting charge, as shown on page 3.1.

                    The monthly deduction (excluding the monthly mortality and expense risk charges) will be charged proportionately to the Fixed Account and each Investment Division of the Separate Account. The monthly mortality and expense risk charges will be charged proportionately to values in each Investment Division of the Separate Account.

COST OF TERM        Under all death benefit options, the amount of the term
INSURANCE           insurance for any policy month is equal to:

                    * The death benefit divided by one plus the monthly guaranteed interest rate shown on page 3.1;

                              MINUS

                    *    The Cash Value.

                    The Cash Value used in this calculation is the Cash Value before the deduction for the monthly cost of term insurance and for any disability waiver benefit, but after the deduction for riders and any other charges.

                    The cost of term insurance for any policy month is equal to the amount of term insurance multiplied by the monthly term insurance rate. After the Final Date the cost of term insurance is zero. Monthly term insurance rates will be set by us from time to time, based on the insured's age, sex, and underwriting class. But these rates will never be more than the maximum rates shown in the table on page 4. Any changes in mortality charges will not recoup past losses. Any adjustments in policy cost factors will be by class and based on changes in such factors as mortality, persistency and expenses.

7FV-93                                 8                                  AAACK9

                                 FIXED ACCOUNT

VALUE The value of the Fixed Account on the Investment Start Date is equal to:

                    1. The portion of the initial net premium which has been
                       paid and allocated to the Fixed Account;

                                   MINUS

                    2. The portion of any monthly deductions charged to the
                       Fixed Account.

                    The value of the Fixed Account on any day after the Investment Start Date is equal to:

                    1. The value on the preceding day, with interest on such
                       values at the current applicable rates;

                                   PLUS

                    2. Any portion of net premium paid and allocated to the
                       Fixed Account on that day;

                                   PLUS

                    3. Any amount transferred to the Fixed Account on that day;

                                   MINUS

                    4. Any amount transferred from the Fixed Account on that
                       day;

                                   MINUS

                    5. Any cash withdrawal made from the Fixed Account on that day;

                                   MINUS

                    6. The portion of any transfer charge allocated to the value of the Fixed Account;

                              MINUS, IF THAT DAY IS A MONTHLY ANNIVERSARY,

                    7. The portion of the monthly deduction which is charged to the Fixed Account, to cover the policy month which starts on that day.

INTEREST            The guaranteed interest rate for the Fixed Account is shown
RATE                on page 3.1.

                    We may declare rates of interest in excess of the guaranteed rate on amounts in the Fixed Account at any time, subject to the following conditions: the rate of excess interest on any net premiums paid during a month of the year will not change until the first day of the same month in the following year. We also may credit different rates of excess interest to premium payments made in different months of the year and different rates of excess interest at the end of each twelve-month period for Cash Value related to premiums received in a given month of each prior year. Transfers made into the Fixed Account will be treated as new premium payments for these purposes.

                    We will credit the guaranteed and any excess interest on every Valuation Date. Once credited, that interest will be guaranteed and will become part of the value in the Fixed Account from which monthly deductions are made. The monthly deduction will be charged against the most recent premiums paid (and transfers made) and interest credited.

7FV-93                                 9                                  AAACXB

                               SEPARATE ACCOUNT

                    Separate Account UL is an investment account established and maintained by us, separate from our general account or other separate investment accounts. It is used for flexible premium variable life insurance policies, and if permitted by law, may be used for other policies or contracts as well.

                    We own the assets in the Separate Account. Assets equal to the reserves and other liabilities of the Separate Account will not be charged with liabilities that arise from any other business we conduct. We may from time to time transfer to our general account assets in excess of such reserves and liabilities.

                    Income and realized and unrealized gains or losses from assets in the Separate Account are credited to or charged against the Separate Account without regard to our other income, gains or losses.

                    The Separate Account will be valued at the end of each Valuation Period.

                    A "Valuation Date" is each day on which there is enough trading in a portfolio's securities that the current value of its shares could be materially affected. In general, Valuation Dates will be days when the New York Stock Exchange is open for trading. We reserve the right, on 30 days notice, to change the basis for such Valuation Date, as long as the basis is not inconsistent with applicable laws.

                    A "Valuation Period" is the period between successive Valuation Dates starting at 4:00 P.M. New York City time, on each Valuation Date and ending at 4:00 P.M., New York City time, on the next Valuation Date. We reserve the right, on 30 days notice, to change the basis for such Valuation Period, as long as the basis is not inconsistent with applicable laws.

INVESTMENT          The "Investment Divisions" are part of the Separate
DIVISIONS           Account. Each division holds a separate class (or series) of stock of a designated investment company or companies. Each class of stock represents a separate portfolio in an investment company.

                    The Investment Divisions available on the Date of Policy are described on Page 5. We may from time to time make other Investment Divisions available to you. We will provide you with written notice of all material details including investment objectives and all charges.

OUR RIGHT           We reserve the right to make certain changes if, in our
TO MAKE             judgment, they would best serve the interests of the
CHANGES             owners of policies such as this one, or would be appropriate in carrying out the purposes of such policies. Any changes will be made only to the extent and in the manner permitted by applicable laws. Also, when required by law, we will obtain your approval of the changes and the approval of any appropriate regulatory authority.

                    Examples of the changes we may make include:

                    * To operate the Separate Account in any form permitted
                      under the Investment Company Act of 1940, or in any other form permitted by law.

                    * To take any action necessary to comply with or obtain and continue any exemptions from the Investment Company Act of 1940.

                    * To transfer any assets in an Investment Division to
                      another Investment Division, or to one or more separate accounts, or to our general account, or add, combine, or remove Investment Divisions in the Separate Account.

                    * To substitute, for the investment company shares held in any Investment Division, the shares of another class of the investment company or the shares of another investment company or any other investment permitted by law.

                    * To change the way we assess charges, but without
                      increasing the aggregate amount charged to the Fixed Account and any currently available investment division of the Separate Account or available portfolios of the fund.

7FV-93                                 10                                 AAACXC

                    * To make any other necessary technical changes in this
                      policy in order to conform with any action this provision permits us to take.

                    If any of these changes result in a material change in the underlying investments of an Investment Division in the Separate Account, we will notify you of such change. If you have funds allocated to that division, you may then make a new choice of Investment Divisions.

VALUE The value of the Separate Account is the sum of the Cash Values in each of the Investment Divisions.

                    The value in each Investment Division of the Separate Account on the Investment Start Date is equal to:

                    1. The portion of the initial net premium which has been
                       paid and is allocated to the Investment Division;

                                   MINUS

                    2. The portion of any monthly deductions charged to the
                       Investment Division.

                    The Cash Value in each Investment Division on subsequent Valuation Dates is equal to:

                    1. The Cash Value in the Investment Division on the
                       preceding Valuation Date;

                                   PLUS

                    2. Any increase due to the investment result in the
                       Investment Division of the Separate Account;

                                   PLUS

                    3. Any net premium payments received during the current
                       Valuation Period which are allocated to the Investment Division;

                                   PLUS

                    4. Any net amounts transferred to the Investment Division
                       during the current Valuation Period;

                                   MINUS

                    5. Any decrease due to the investment result in the
                       Investment Division of the Separate Account;

                                   MINUS

                    6. Any amounts transferred from the Investment Division
                       during the current Valuation Period;

                                   MINUS

                    7. Any cash withdrawal from the Investment Division during the current Valuation Period;

                                   MINUS

                    8. The portion of any transfer charge allocated to the value in the Investment Division;

                       MINUS, IF A MONTHLY ANNIVERSARY OCCURS DURING THE CURRENT VALUATION PERIOD,

                    9. The portion of the monthly deduction charged to the
                       Investment Division during the current Valuation Period to cover the policy month which starts on that day.

7FV-93                                 11                                 AAACXD

                      OWNER'S RIGHT TO CHANGE ALLOCATION

                    You can change the allocation of future net premiums among the Fixed Account and/or the Investment Divisions of the Separate Account. You must allocate at least 10% of net premiums to each alternative you choose. Percentages must be in whole numbers. (For example, 33 1/3% may not be chosen.) You must notify us in writing of a change in the allocation percentages. The change will take effect immediately upon receipt at our Designated Office.

                    You may also change the allocation of the Cash Value. To do this, you may transfer amounts among the alternatives at any time. A transfer charge of $25 will be deducted from the Cash Value from which amounts are transferred proportionately among the Fixed Account and the Investment Divisions of the Separate Account when each transfer is effected. However, no charge will be assessed for transfers from policy loans and loan repayments. In addition, during the first 24 policy months, no charge will be assessed for a complete transfer of all amounts in the Investment Divisions of the Separate Account to the Fixed Account. Transfers must be in either dollar amounts or a percentage in whole numbers. The minimum amount that may be transferred is $50, or, if less, the entire value in an Investment Division of the Separate Account or the entire value in the Fixed Account. The maximum amount that may be transferred from the Fixed Account in any policy year is the greater of $50 or 25% of the largest amount in the Fixed Account over the last four policy years. The change will take effect on the date we receive written notice from you at our Designated Office.

EXCHANGE            During the first 24 months following the Date of Policy,
PRIVILEGE           the policy owner may transfer the entire amount in the
                    Separate Account to the Fixed Account and allocate all future net premiums to the Fixed Account. This will serve as an exchange of the policy for the equivalent of a flexible premium fixed benefit life insurance policy. There will be no charge for this transfer.

                      PAYMENTS DURING INSURED'S LIFETIME

PAYMENT ON          If the insured is alive on the Final Date of Policy, and
FINAL DATE          you do not ask us in writing to continue the policy, we
OF POLICY           will pay you the Cash Surrender Value. Coverage under this policy will then end.

                    You may ask us in writing to continue this policy after the Final Date. If you do, the death benefit will be equal to the Cash Value. The insurance proceeds will equal the death benefit minus any outstanding policy loan and loan interest.

FULL AND            We will pay you all or part of the Cash Surrender Value
PARTIAL CASH        after we receive your request at our Designated Office.
WITHDRAWAL          The Cash Surrender Value will be determined as of the date we receive your request. If you request and are paid the full Cash Surrender Value, this policy and all our obligations under it will end. We may require surrender of this policy before we pay you the full Cash Surrender Value.

                    Each partial withdrawal of Cash Value must be at least $250. When a partial withdrawal is made, we will reduce the Cash Value by the amount of the partial withdrawal. The reduction in Cash Value will be allocated proportionately among the value of the Fixed Account and each Investment Division of the Separate Account.

                    The maximum amount that may be withdrawn from the Fixed Account in any policy year is the greater of $50 or 25% of the largest amount in the Fixed Account over the last four policy years.

                    If Option A is in effect, we will reduce the Specified Face Amount of Insurance by the amount of the partial withdrawal. If Option C is in effect, and a partial withdrawal results in the Adjusted Premiums becoming negative, the Adjusted Premiums will equal zero, and the Specified Face Amount of Insurance will be adjusted by this negative amount. A new page 3 will then be issued. We may require that you send us this policy to make this change. Partial cash withdrawals will not affect the Specified Face Amount of Insurance if Option B is in effect.

                    If you request a partial withdrawal which would reduce the Cash Value to less than $500, we will treat it as a request for a full cash withdrawal.

7FV-93                                 12                                 AAACXE

POLICY LOAN         You may also get cash from us by taking a policy loan. If
                    there is an existing loan you can increase it. The maximum amount available for a new or increased loan will be the greater of the Cash Surrender Value less 2 monthly deductions or 75% of the Cash Surrender Value. The smallest amount you can borrow at any one time is $250. This loan will be allocated proportionately among the Fixed Account and the Investment Divisions of the Separate Account.

                    When a loan is made, the Cash Value in each Investment Division of the Separate Account equal to the portion of the policy loan allocated to each Investment Division will be transferred to a Policy Loan Account within the general account. Cash Value in the Fixed Account equal to that portion of the policy loan allocated to that Account will also be transferred to the Policy Loan Account.

                    Amounts in the Policy Loan Account will be credited with interest at a rate we set but never less than the guaranteed rate shown on page 3.1. Interest credited to the amounts in the Policy Loan Account will be allocated at least once a year among the Fixed Account and the Investment Divisions of the Separate Account in the same proportions as net premiums are then being allocated.

LOAN INTEREST       The rate of interest we set for a policy year may not be
                    more than the higher of:

                    (1) The Published Monthly Average for the calendar month
                        ending 2 months before the start of the policy year; and

                    (2) The Guaranteed Interest Rate plus no more than 1.0%

                    The Published Monthly Average means:

                    (3) Moody's Composite Bond Yield Average - Monthly Average
                        Corporates, as published by Moody's Investor Service, Inc. or any successor to that service; or

                    (4) If that average is no longer published, a substantially similar average, established by regulation issued by the insurance supervisory official of the state in which this policy is delivered.

                    If the maximum limit for a policy year is at least 1/2% higher than the rate set for the prior policy year, we may increase the rate to no more than that limit. If the maximum limit for a policy year is at least 1/2% lower than the rate set for the prior policy year, we will reduce the rate to at least that limit.

                    The loan interest rate will never be more than the maximum allowed by law and will not change more than once a year and any change will occur on the anniversary of the Date of Policy.

                    We will notify you of the loan interest rate when you make a loan. We will also give you advance written notice of an increase in the loan interest rate of an outstanding loan.

                    Interest is charged daily and is due at the end of each policy year. Interest not paid within 31 days after it is due will be added to the loan principal. It will be added as of the due date and will bear interest at the same rate as the rest of the loan. It will be deducted proportionatley from the value of the Fixed Account and each Investment Division of the Separate Account and will be transferred to the Policy Loan Account. The amount transferred will be treated as an increased loan.

LOAN                You may repay all or part (but not less than $25.00) of a
REPAYMENT           policy loan at any time while the insured is alive and this policy is in force. If any payment you make to us is intended as a loan payment, rather than a premium payment, you must tell us this when you make the payment. Otherwise, it will be treated as a premium payment. Loan repayments will be allocated in the same manner as net premium payments, except any amount borrowed from the Fixed Account will be repaid to the Fixed Account first.

                    Failure to repay a policy loan or to pay loan interest will not terminate this policy unless the Cash Surrender Value is insufficient to pay the monthly deduction due on a monthly anniversary. In that case, the Grace Period provision will apply (see page 14).

7FV-93                                 13                                 AAACXF

DEFERMENT           We reserve the right to defer calculation and payment of
                    benefits in the following circumstances.

                    1. If your policy is in force with a Cash Value in the
                       Separate Account, it will generally not be practical for us to determine the investment experience of the Separate Account during any period when the New York Stock Exchange is closed for trading (except for customary weekend and holiday closings), or when the Securities and Exchange Commission restricts trading or determines that an emergency exists. In such a case and with respect to the Separate Account, we reserve the right to defer: (a) determination, application, or payment of a cash withdrawal value; (b) determination of policy loans except for a loan to pay a premium to us; (c) a change in the allocation among the Investment Divisions of the Separate Account; and (d) payment of the death benefit.

                    2. If your policy is in force with a Cash Value in the Fixed
                       Account, we may defer paying a cash withdrawal value from the Fixed Account for up to 6 months from the date we receive a request for payment. If we delay for 30 days or more, interest will be paid at a rate not less than the guaranteed rate shown on page 3.1 or at a rate required by law, if greater.

                    3. We may delay making a loan from the Fixed Account, except for a loan to pay a premium to us, for up to 6 months from the date you request the loan.

                                   PREMIUMS

PREMIUM             Premiums are to be paid at our Designated Office. No
PAYMENTS            insurance will take effect before the first premium
                    is paid. Other premiums may be paid at any time while the policy is in force and before the Final Date of Policy in any amount subject to the limits described below.

                    We will send premium notices, if requested in writing, according to the planned premium shown on page 3. After the first, you may skip planned premium payments or change their frequency and amount if the Cash Surrender Value is large enough to keep your policy in force.

                    The planned premium is your self-determined level amount premium planned to be paid at fixed intervals over a specified period of time. You are not required to follow this schedule after the first premium payment. Payment of the planned premium will not guarantee that this policy remains in force. Instead, the duration of the policy depends on the policy's Cash Value.

LIMITS The first premium may not be less than the planned premium shown on page 3. Each premium payment after the first must be at least $100.

                    We may increase these minimum premium limits. No increase will take effect until 90 days after notice is sent.

                    The total premium paid in a policy year may not exceed the maximum we set for that year. When we set the maximum for total premiums paid in a policy year, we will take account of requirements in federal legislation. We will return to you any premium paid in a policy year which exceeds the maximum.

GRACE PERIOD        If the Cash Surrender Value on any monthly anniversary is
                    less than the monthly deduction for that month, there will be a grace period of 61 days after that anniversary to pay an amount that will cover two monthly deductions. We will send you a notice at the start of the grace period. We will also send a notice to any assignee on our records.

                    If we do not receive a sufficient amount by the end of the grace period, your policy will end without value.

                    If the insured dies during the grace period, we will pay the insurance proceeds minus any overdue monthly deduction.

7FV-93                                 14                                 AAACXG

REINSTATEMENT       If the grace period has ended and you have not paid the
                    required premium and have not surrendered your policy for its Cash Surrender Value, you may reinstate this policy while the insured is alive if you:

                    1. Ask for reinstatement within 3 years after the end of the grace period;

                    2. Provide evidence of insurability satisfactory to us;

                    3. Pay a sufficient amount to keep this policy in force for at least 2 months after the date of reinstatement.

                    Any policy loan and interest due when the policy ends will be canceled. The effective date of the reinstated policy will be the date we approve the reinstatement application.

                           OWNERSHIP AND BENEFICIARY

OWNER As owner, you may exercise all rights under your policy while the insured is alive. You have the right to designate another entity to exercise your rights with our consent. You may name a contingent owner who would become the owner if you should die before the insured.

CHANGE OF           You may name a new owner at any time. If a new owner is
OWNERSHIP           named, any earlier choice of a contingent owner,
                    beneficiary, contingent beneficiary or optional payment plan will be canceled, unless you specify otherwise.

BENEFICIARY         The beneficiary is the entity or entities and/or person or persons designated by the policy owner to receive insurance proceeds upon the death of the insured. You may name a contingent beneficiary to become the beneficiary if all the beneficiaries cease to exist while the insured is alive. If no beneficiary or contingent beneficiary exists when the insured dies, the owner (or the owner's estate, if applicable) will be the beneficiary. While the insured is alive, the owner may change any beneficiary or contingent beneficiary. If more than one beneficiary exists when the insured dies, we will pay them in equal shares, unless you have chosen otherwise.

HOW TO CHANGE       You may change the owner, contingent owner, beneficiary or
THE OWNER OR        contingent beneficiary of this policy by written notice or
THE BENEFICIARY     assignment of the policy. No change is binding on us until it is recorded at our Designated Office. Once recorded, the change binds us as of the date you signed it. The change will not apply to any payment made by us before we recorded your request. We may require that you send us this policy to make the change.

COLLATERAL          Your policy may be assigned as collateral. All rights
ASSIGNMENT          under the policy will be transferred to the extent of the
                    assignee's interest. We are not bound by any assignment or release thereof unless and until it is in writing and is recorded at our Designated Office. We are not responsible for the validity of any assignment.

                                   EXCLUSION

SUICIDE The insurance proceeds will not be paid if the insured commits suicide, while sane or insane, within 2 years from the Date of Policy. Instead, we will pay the beneficiary an amount equal to all premiums paid, without interest, less any policy loan and loan interest and less any partial cash withdrawals. If the insured commits suicide, while sane or insane, more than 2 years after the Date of Policy but within 2 years from the effective date of any increase in the death benefit, our liability with respect to such increase will be limited to its cost.

7FV-93                                 15                                 AAACXH

                              GENERAL PROVISIONS

THE CONTRACT        This policy includes any riders and, with the application
                    attached at issue, and any application added after issue, makes up the entire contract. All statements in the application will be representations and not warranties. No statement will be used to contest the policy unless it appears in the application.

LIMITATION ON       No representative or other person except our President, a
REPRESENTATIVE'S    Vice-President, or the Secretary may (a) make or change any
OR OTHER PERSON'S   contract of insurance; or (b) make any binding promises
AUTHORITY           about benefits; or (c) change or waive any of the terms of this policy. Any change or waiver is valid only if made in writing and signed by our President, Vice-President, or Secretary.

INCONTESTABILITY    We will not contest the validity of your policy after it has been in force during the insured's lifetime for 2 years from the Date of Policy. We will not contest the validity of any increase in the death benefit after such increase has been in force during the insured's lifetime for 2 years from its effective date.

AGE AND SEX         If the insured's age or sex on the Date of Policy is not
                    correct as shown on page 3, we will adjust the benefits under this policy. If the insured dies before a correction is made, the adjusted benefits will be the amounts bought by the monthly deduction just before the date of death, based on the correct age and sex. Otherwise we will recompute the value of the Cash Value by taking out the monthly cost of term insurance for the life of the policy, using the level of benefits bought by the monthly deduction just before we learned the correct age and sex.

NONPARTICIPATION    This policy is not eligible for dividends; it does not
                    participate in any distribution of our surplus.

COMPUTATION         The Fixed Account Cash Value is computed using a guaranteed
OF VALUES           minimum interest rate shown on page 3.1. This value and the maximum term insurance rates shown on page 4 are based on the 1980 Commissioners Standard Ordinary Mortality (sex distinct) Table.

                    For substandard policy classifications, these values and rates are based on a modified version of the 1980 CSO Mortality Table that reflects our mortality experience.

                    We have filed a detailed statement of the method of computation with the insurance supervisory official of the state in which this policy is delivered. The values under this policy are equal to or greater than those required by the law of that state.

ANNUAL REPORT       Each year we will send you a report showing the current
                    death benefit, the Cash Value and any outstanding policy loans for this policy.

                    It will also show the amount and type of credits to and deductions from the Cash Value during the past policy year.

                    The report will also include any other information required by state laws and regulations.

ILLUSTRATION OF     At any time, we will provide an illustration of the future
FUTURE BENEFITS     benefits and values under your policy. You must ask in
                    writing for this illustration. The first illustration in any policy year will be furnished free of charge. Any subsequent request in that policy year will be subject to a service fee set by us.

7FV-93                                 16                                 AAACM2

                              METHODS OF PAYMENT

                    Unless otherwise requested, we may pay the insurance proceeds when the insured dies, or the Cash Surrender Value on surrender or on the Final Date of the policy, in one sum, or by placing the amount in an account that earns interest. The payee will have immediate access to all or part of the account. If requested, we will apply the amount under one or more of the following payment plans:

OPTION 1.           Interest Income -- The amount applied will earn interest
                    which will be paid monthly. Withdrawals of at least $500 each may be made at any time by written request.

OPTION 2.           Installment Income for a Stated Period -- Monthly
                    installment payments will be made so that the amount applied, with interest, will be paid over the period chosen
                    (from 1 to 30 years).

OPTION 2A.          Installment Income of a Stated Amount -- Monthly installment payments of a chosen amount will be made until the entire amount applied, with interest, is paid.

OPTION 3.           Single Life Income -- Guaranteed Payment Period -- Monthly
                    payments will be made during the lifetime of the payee with a chosen guaranteed payment period of 10, 15 or 20 years.

OPTION 3A.          Single Life Income -- Guaranteed Return -- Monthly payments will be made during the lifetime of the payee. If the payee dies before the total amount applied under this plan has been paid, the remainder will be paid in one sum as a death benefit.

OPTION 4.           Joint and Survivor Life Income -- Monthly payments will be made jointly to two persons during their lifetime and will continue during the remaining lifetime of the survivor. A total payment period of 10 years is guaranteed.

OTHER FREQUENCIES   Instead of monthly payments, you may choose to have payments
AND PLANS           made quarterly, semiannually or annually. Other payment
                    plans may be arranged with us.

CHOICE OF           A choice of a payment plan for insurance proceeds made by
PAYMENT PLANS       you in writing and recorded by us while the insured is alive will take effect when the insured dies. All other choices of payment plans will take effect when recorded by us or later, if requested. When a payment plan starts, we will issue a contract which will describe the terms of the plan. We may require that you send us this policy. We may also require proof of the payee's age.

                    Payment plans may be chosen: (1) by you during the lifetime of the insured; or (2) by the beneficiary within one year after the insured died and before any payments have been made, if no choice was in effect on the date of death.

                    A choice of a payment plan will not take effect unless each payment under the plan would be at least $50.

LIMITATIONS         If the payee is not a natural person, the choice of a
                    payment plan will be subject to our approval. An assignment for a loan will modify a prior choice of payment plan. The amount due the assignee will be payable in one sum and the balance will be applied under the payment plan.

                    Payments may not be assigned and, to the extent permitted by law, will not be subject to the claims of creditors.

PAYMENT PLAN        Amounts applied under the interest income and installment
RATES               payment plans will earn interest at a rate we set from time to time.

                    Lifetime income plan payments will be based on a rate set by us and in effect on the date the insurance proceeds or cash value become payable.

7FV-93                                 17                                 AAACXI

MINIMUM PAYMENTS UNDER PAYMENT PLANS -- Monthly payments under Options 2, 3, 3A and 4 for each $1,000 applied will not be less than the amounts shown in the following Tables.

----------------------------------------------------------------------------------------------------------------
                       OPTION 2. Instalment Income for a Stated Period
                              Monthly Payments for each $1,000 Applied.
----------------------------------------------------------------------------------------------------------------
                    Minimum Amount                 Minimum Amount                    Minimum Amount
    Years           of Each Monthly     Years      of Each Monthly       Years       of Each Monthly
    Chosen          Payment             Chosen     Payment               Chosen      Payment
----------------------------------------------------------------------------------------------------------------
       1               $84.47             11           $8.86              21              $5.32
       2                42.86             12            8.24              22               5.15
       3                28.99             13            7.71              23               4.99
       4                22.06             14            7.26              24               4.84
       5                17.91             15            6.87              25               4.71
       6                15.14             16            6.53              26               4.59
       7                13.16             17            6.23              27               4.47
       8                11.68             18            5.96              28               4.37
       9                10.53             19            5.73              29               4.27
      10                 9.61             20            5.51              30               4.18
----------------------------------------------------------------------------------------------------------------
               To determine the minimum amount for quarterly payment multiply the above monthly payment by 2.99; for semiannual by 5.96; and for annual by 11.84.
----------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------
                OPTION 3. Single Life Income -- Guaranteed Payment Period              OPTION 3A.
                 Minimum Amount of each Monthly Payment for each $1,000 Applied        Single Life Income -
           -------------------------------------------------------------------------- Guaranteed Return
                                  Guaranteed Payment Period                            Minimum Amount of each
           -------------------------------------------------------------------------- Monthly Payment for each
    Payee's                  10 years             15 years             20 years        $1,000 Applied
           ---------------------------------------------------------------------------------------------------------
      Age                Male       Female      Male   Female      Male       Female     Male      Female
---------------------------------------------------------------------------------------------------------------------
      50                $ 4.29      $ 3.94     $ 4.23  $ 3.91     $ 4.15       $3.86    $ 4.11     $ 3.82
      55                  4.72        4.29       4.62    4.23       4.47        4.15      4.47       4.11
      60                  5.29        4.73       5.09    4.62       4.79        4.47      4.92       4.47
      65                  6.02        5.29       5.60    5.09       5.09        4.81      5.48       4.93
      70                  6.86        6.02       6.08    5.63       5.31        5.13      6.18       5.53
      75                  7.71        6.92       6.46    6.16       5.44        5.36      7.05       6.32
      80                  8.48        7.89       6.70    6.55       5.49        5.47      8.15       7.36
 85 and over              9.07        8.74       6.82    6.77       5.51        5.50      9.54       8.70
---------------------------------------------------------------------------------------------------------------------

          -----------------------------------------------------------------------------
            OPTION 4. Joint and Survivor Life Income -- Guaranteed Period of 10 years
                       Minimum Amount of each Monthly Payment for each $1,000 Applied
          -----------------------------------------------------------------------------
                      Age of         One Male and        Two             Two
                    Both Payees       One Female        Males           Females
          -----------------------------------------------------------------------------
                        50              $ 3.64          $ 3.79          $ 3.54
                        55                3.93            4.11            3.80
                        60                4.30            4.55            4.13
                        65                4.80            5.13            4.57
                        70                5.47            5.90            5.17
                        75                6.33            6.80            6.00
          -----------------------------------------------------------------------------

     On request, we will provide additional information about amounts of minimum payments.

7FV-93                                 18                                 AAACNH

                                    NOTICE

                      When you write to us, please give us your name, address and policy number. Please notify us promptly of any changes. We will write to you at your last known address.

                      Checks, drafts or money orders may be drawn to the order of Metropolitan Life (or "Met Life"). They are received subject to the condition that they may be handled for collection in accordance with the practice of the collecting bank or banks. If we do not receive the full amount of any check, draft or money order, it will not constitute payment. All payments are to be made in U.S. currency.

VOTING FOR DIRECTORS  Our Board of Directors is elected by the policyholders.
                      For details on how to vote, write to our Secretary.


                                   Metropolitan Life Insurance Company
                                   One Madison Avenue
                                   New York, New York 10010-3690

Countersigned and Delivered_____________By_____________________________

                               TABLE OF CONTENTS

                               Page                                       Page                                        Page
POLICY SPECIFICATIONS           3,            Exchange Privilege           12         EXCLUSION                        15
                              3.1                                                        Suicide                       15
TABLE OF GUARANTEED                       PAYMENTS DURING INSURED'S
MAXIMUM INSURANCE RATES         4         LIFETIME                         12         GENERAL PROVISIONS               16
                                              Payment on Final                           The Contract                  16
DESCRIPTION OF                                  Date of Policy             12            Limitation on
INVESTMENT DIVISIONS IN                       Full and Partial                              Representative's or Other
THE SEPARATE ACCOUNT            5               Cash Withdrawal            12               Person's Authority         16
                                              Policy Loan                  13            Incontestability              16
DEFINITIONS                     6             Loan Interest                13            Age and Sex                   16
                                              Loan Repayment               13            Nonparticipation              16
PAYMENT WHEN INSURED DIES       7             Deferment                    14            Computation of Values         16
   Insurance Proceeds           7                                                        Annual Report                 16
   Death Benefit                7         PREMIUMS                         14            Illustration of Future
   Minimum Death Benefit        7             Premium Payments             14               Benefits                   16
   Death Benefit Adjustment     7             Limits                       14
                                              Grace Period                 14         METHODS OF PAYMENT               17
MONTHLY DEDUCTION               8             Reinstatement                15            Options                       17
   Cost of Term Insurance       8                                                        Other Frequencies
                                          OWNERSHIP AND BENEFICIARY        15               and Plans                  17
FIXED ACCOUNT                   9             Owner                        15            Choice of Payment Plans       17
   Value                        9             Change of Ownership          15            Limitations                   17
   Interest Rate                9             Beneficiary                  15            Payment Plan Rates
                                              How to Change the Owner                    Minimum Payments under
SEPARATE ACCOUNT                10              or the Beneficiary         15               Payment Plans              18
   Investment Divisions         10            Collateral Assignment        15
   Our Right to Make Changes    10
   Value                        11
OWNERS RIGHT TO
CHANGE ALLOCATION               12

         -------------------------------------------------------------
             Pages 2 and 19 have intentionally been left blank.
         -------------------------------------------------------------

              Any riders for additional benefits follow page 18.

FLEXIBLE-PREMIUM VARIABLE LIFE INSURANCE POLICY

Life insurance payable if the Insured dies before the Final Date of Policy. Cash value, if any, less any policy loan and loan interest, payable on the Final Date.

Adjustable death benefit.

Premiums payable while the insured is alive and before the Final Date of Policy. Premiums must be sufficient to keep the policy in force.

Not eligible for dividends.

7FV-93                                                                    AAACIZ